Exhibit 10.12
QuinStreet, Inc.
Annual Incentive Plan
1. Purpose
     The QuinStreet, Inc. Annual Incentive Plan (the “Plan”) is designed to provide incentive compensation to individuals who make an important contribution to the success of QuinStreet, Inc. (the “Company”). Specific Plan objectives are to (i) provide individuals with incentives and rewards for achieving outstanding performance and (ii) enhance the ability of the Company to attract and retain highly talented and competent individuals. During the “reliance period” provided by Section 1.162-27(f) of the Treasury Regulations, the Plan is intended to provide incentive compensation that is not subject to the deductibility limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to any employee of the Company who is a “covered employee” (“Covered Employee”) as such term is defined in Section 162(m)(3) of the Code.
2. Plan Year
     The Company’s fiscal year shall be the Plan Year, and the Plan shall first apply to the Plan Year beginning July 1, 2010.
3. Administration
     The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan. Notwithstanding the foregoing, certain aspects of the Plan as it applies to participants who are not Covered Employees may be administered by the Company, and in such event, the Company shall have the sole discretion and authority to administer and interpret such aspects of the Plan, the decisions of the Company shall in every case be final and binding on all such participants, and references in the Plan to the Committee shall mean the Company, as applicable.
4. Eligibility
     (a) Participation
     In order to be eligible to participate in the Plan, an employee must meet the following criteria: (i) in the case of Covered Employees, be selected by the Committee for participation in the Plan; or (ii) in the case of employees who are not Covered Employees, be selected by the Chief Executive Officer for participation in the Plan.

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     (b) Award Payments
     In order to be eligible to receive an award payment (“Award”) under the Plan with respect to any given Plan Year, a participant must meet the following criteria: (i) be on the active payroll of the Company at the time Awards are paid under the Plan; and (ii) comply with any rules of the Plan as established by the Committee. Notwithstanding the foregoing, a participant shall be eligible for a target incremental award (as described in Section 5(a)(2) of the Plan only if the participant is specifically designated by the Committee as eligible for such target incremental award.
5. Target Awards
     (a) General
     A participant’s actual Award under the Plan shall be determined on the basis of the Company’s achievement of the applicable performance goals and the participant’s target award opportunity, which may consist of a target regular award (as described in Section 5(a)(1) and a target incremental award (as described in Section 5(a)(2)).
          1. Regular Awards
     For each Plan Year, each participant shall be assigned a target regular award opportunity expressed either as a percentage of such participant’s base salary earned during the Plan Year (“Base Salary”) or as a set dollar amount. If the performance goals are achieved, a participant shall be eligible to receive an award based on the target regular award.
          2. Incremental Awards
     For each Plan Year, the Committee shall establish a target incremental award opportunity for certain participants selected by the Committee. Such target incremental award opportunity shall be expressed as a percentage of an incremental bonus pool. Such incremental bonus pool shall be equal to the amount, if any, exceeding one or more performance goals selected by the Committee.
     (b) Individuals Hired After Establishment of Performance Goals.
     With respect to any individual who is hired during the Plan Year after the Committee has established the performance goals for the Plan Year and who meets the eligibility criteria under Section 4(a) of the Plan, the Committee shall establish any target award opportunities for such individual as soon as practicable after the individual is selected to participate in the Plan. Such participant shall be eligible to receive a pro-rata Award based on the time employed as a participant and the performance goals achieved for the Plan Year, provided that the participant meets the eligibility criteria under Section 4(b) of the Plan.

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6. Performance Goals
     (a) Establishment of Performance Goals
     Individual Awards for each Plan Year shall be based upon one or more performance goals established by the Committee (as described below) and their relative weights, if any, which may vary by salary grade or position.
     The Committee shall establish the following in writing:
          (i) the specific performance goal(s) for the Plan Year and any relative weighting of such goals for purposes of a participant’s target regular award opportunity under Section 5(a)(1); and
          (ii) the specific performance goal(s) for the Plan Year that will be used to determine the amount of any incremental bonus pool under Section 5(a)(2).
     (b) Performance Criteria for Performance Goals
     The Committee may establish performance goals for a Plan Year that may be based, either individually or in combination, on the Company as a whole or on one or more business units, divisions, affiliates, or business segments, and measured either absolutely or relative to a designated group of comparable companies. The performance criteria on which the Committee may base specific performance goals are set forth in Exhibit A attached hereto.
7. Evaluation of Performance Results and Payment of Awards
     Following the end of a Plan Year, the Committee shall determine whether the performance goals established by the Committee at the beginning of the Plan Year in accordance with Section 5 have been met; provided, however, that the Committee, both during a Plan Year and following its end, shall be authorized, in its sole discretion, to make adjustments to such performance goals to reflect such changes in business circumstances as it may consider appropriate.. The Committee shall determine the amount of any actual Award for each participant based on (i) the level at which the Company actually meets, exceeds, or fails to meet its performance goals (and any relative weighting of such goals), and (ii) the target regular award opportunity and the target incremental award opportunity, if any, for each participant. The Committee shall have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan. Following, and subject to, the Committee’s certification that the applicable performance goals for the Plan Year have been met, the Committee shall approve the payment of Awards.
8. Alternative Method for Establishing and Determining Awards
     As an alternative to establishing and determining Awards under Sections 6 and 7 above with respect to target regular awards described in Section 5(a)(1), the Committee may establish one or more performance goals for a Plan Year based on one or more of the

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performance criteria set forth in Exhibit A, applying the same procedures as described in Section 6(b) (the “Threshold Goal”). The Threshold Goal may be based, either individually or in combination, on the Company as a whole or individual units thereof and measured either absolutely or relative to a designated group of comparable companies.
     If the Threshold Goal is achieved, each participant shall be eligible to earn a maximum award (the “Maximum Award”) equal to a percentage of such participant’s target regular award opportunity. No Awards shall be earned or payable pursuant to this Section 8 unless the Threshold Goal is achieved. If the Threshold Goal is achieved, each participant’s Maximum Award shall be subject to possible reduction by the Committee based on additional performance goals and/or any other factors determined by the Committee, and the actual Award payable to a participant under the Plan shall be the Maximum Award, or a portion thereof, based on the application of the foregoing performance goals and additional factors.
9. Miscellaneous
     (a) Withholding of Compensation. The Company shall deduct and withhold from any amounts payable to participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order.
     (b) Plan Funding. The Plan shall be unfunded. Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Awards under the Plan.
     (c) Amendment or Termination of the Plan. The Plan may be amended, modified, or terminated at any time by the Board.
     (d) No Guarantee of Continued Service. The Plan shall not confer any rights upon employees to remain in service with the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company to terminate an employee’s service with the Company for any reason, with or without cause or notice.
     (e) No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any employee. Any purported assignment or transfer by any employee shall be void. Participation in the Plan does not give a participant any ownership, security, or other rights in any assets of the Company or any of its affiliates.
     (f) Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.
     (g) Governing Law. The rights and obligations of any employee under the Plan shall be governed by and interpreted, construed and enforced in accordance with the

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laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

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Exhibit A to QuinStreet, Inc. Annual Incentive Plan
Performance Criteria:
•	cash flow

•	earnings (including net earnings, earnings before interest, taxes and depreciation (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA))

•	earnings per share

•	margin (including gross margin, net margin and operating margin)

•	stockholders’ equity

•	return on equity or average stockholders’ equity

•	return on assets, net assets or invested capital (ROIC)

•	total stockholder return (TSR)

•	revenue

•	pre-tax profit

•	net operating profit

•	income, net income or operating income

•	cash flow per share

•	operating cash flow

•	sales or revenue targets

•	return on operating revenue

•	market share

•	expenses and cost reduction goals

•	improvement in or attainment of working capital levels

•	share price performance

•	implementation or completion of projects or processes

•	customer satisfaction

•	capital expenditures

•	debt metrics

•	performance against operating budget goals

•	operating efficiency

•	strategic and competitive positioning

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•	sustainability of business and revenue

•	positioning for longer-term growth

•	other measures of performance selected by the Committee

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